EXHIBIT 99.1

NEOSE PROVIDES UPDATE ON NE-180 PROGRAM

HORSHAM, Pa., December 22, 2005 — Neose Technologies, Inc. (Nasdaq: NTEC) today provided an update on its NE-180 (GlycoPEG-EPO) program. The Company has been pursuing parallel efforts in the United States and Europe to move its NE-180 candidate into clinical trials. As part of its NE-180 development strategy, the Company recently filed for authorization to commence a Phase I clinical trial in a European regulatory jurisdiction. Subject to approval, the Company is prepared to initiate this trial in the first quarter of 2006 utilizing its current clinical drug supply and its contract research partner. The Company is delaying until early 2006 the submission of its “Complete Response” to the U.S. Food and Drug Administration (FDA). Taking this additional time will enable the Company to complete the additional information required by the FDA. Notwithstanding the extended timeline for submission, the Company believes its parallel strategy will allow it to obtain human data in accordance with its previously-announced timeline.

About Neose Technologies, Inc.

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose’s first two proprietary candidates are NE-180 (GlycoPEG-EPO), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Barbara Krauter

Manager, Investor Relations

(215) 315-9004

For more information, please visit http://www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that we will not be able to complete our response to the FDA and the risk that we will not receive authorization (in one or any jurisdiction) to initiate a Phase I clinical trial. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2004, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.